FOR IMMEDIATE RELEASE

Contact: Mark R. Holden
765-771-5310

WABASH NATIONAL CORPORATION
ANNOUNCES $25 MILLION INCREASE OF CONVERTIBLE SENIOR UNSECURED NOTE OFFERING

     LAFAYETTE, INDIANA, July 30, 2003 . . . Wabash National Corporation (NYSE: WNC) today announced the Initial Purchasers have exercised their option to purchase an additional $25 million of 3.25% convertible senior unsecured notes due 2008 in a Rule 144A offering, for a total transaction size of $125 million. The purchase of the additional notes is expected to close simultaneously with the purchase of the $100 million in notes previously announced, on or about August 1, 2003. Wabash National intends to use the net proceeds from the total offering to repay a portion of its outstanding indebtedness.

     The terms of the additional notes being sold are identical to the $100 million previously announced and are convertible under certain circumstances into shares of Wabash National’s common stock at an initial conversion rate of 52.0833 shares per $1,000 principal amount of notes. This represents a conversion price of $19.20 per common share, or a conversion premium of 25% over the closing price on July 28, 2003 of $15.36. The notes bear interest at 3.25% per annum payable semi-annually.

     The notes and the shares of common stock of Wabash National issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release does not constitute an offer to sell or solicitation of an offer to buy any security and shall not constitute an offer solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash™ brand name. The Company is one of the world’s largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

     This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s 2002 Annual Report on Form 10-K filed with the SEC, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.